Exhibit 10.86

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

May 30, 2018

Mr. Robert Paccasassi

27 Ridge Road

Southampton, New York 11968

Dear Mr. Paccasassi:

Reference is made to the Executive Employment Agreement, dated as of September 2, 2015, between BioRestorative Therapies, Inc. (the “Company”) and you (the “Executive”) as amended (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the Employment Agreement, the Executive is entitled to receive an annual bonus of up to 25% of his Per Annum Salary based upon the satisfaction of certain performance goals.

The parties agree that the performance goals for the year ended December 31, 2017 were not satisfied and that, accordingly, no bonus was payable for such year. The parties agree further that the performance goals for the year ending December 31, 2018, and the bonus amount payable with respect thereto, are as set forth on Schedule A attached hereto.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BioRestorative Therapies, Inc.

By:
Mark Weinreb, Chief Executive Officer

Agreed:

Robert Paccasassi

SCHEDULE A

2018 Bonus Milestones:

●	$17,609 in the event the Company completes two mock production runs of BRTX-100 at a contract manufacturing organization (“CMO”) or the Company’s cleanroom and BRTX-100 meets all specified product release tests;

●	$20,125 in the event the Company finalizes internal or external (through a CMO) quality control laboratory operations supporting raw material, environmental monitoring and final product release testing in connection with the supply of BRTX-100 clinical material for its Phase 2 clinical trial;

●	$7,547 in the event the Company establishes an internal program for equipment management in alignment with cGMPs, which program is approved by the Company’s Chief Executive Officer (the “CEO”);

●	$5,031 in the event the Company advances its current quality and compliance function into more senior level technical operations to meet the needs of future clinical trials and potential commercial strategic development and operational oversight, which advances are approved by the CEO.

It is understood and agreed that each of the foregoing milestones must be achieved by December 31, 2018 in order for the Executive to be entitled to receive the Bonus amount. In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. The Executive acknowledges and agrees that the Company is under no obligation to approve the pursuit of, or pursue, any of the milestones set forth above. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.